Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No 333-111748) of ATRM Holdings, Inc. of our report dated February 6, 2015 relating to the combined and consolidated financial statements that appears in this 8-K/A for the acquisition of KBS Building Systems, Inc. and Affiliates.

/s/ BOULAY PLLP
Minneapolis, Minnesota
April 9, 2015